SPECIAL OPPORTUNITIES FUND, INC.

ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
THE SERIES C SHARES OF CONVERTIBLE PREFERRED STOCK

Special Opportunities Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article Sixth of its Articles of Incorporation, as supplemented (which as hereafter amended, restated and supplemented from time to time, is together with these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board has duly adopted resolutions reclassifying authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) into 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation.

SECOND:                      The designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other provisions of the shares of preferred stock referenced in Article FIRST are as follows:

(1) Designation; Number of Shares.  A series of preferred stock, designated as “2.75% Convertible Preferred Stock, Series C”, par value $0.001 per share, is hereby established.  The number of shares constituting such series shall be 5,000,000 (the “Series C Preferred Stock”).

(2) Voting Rights.  For so long as the Corporation is subject to the Investment Company Act of 1940, as amended (the “1940 Act”), the holders of Series C Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Board at any annual or special meeting of stockholders or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series C Preferred Stock. Any director elected by the holders of Series C Preferred Stock may be removed at any time with or without cause by and only by the vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series C Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Series C Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series C Preferred Stock.  Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal as provided herein.  The foregoing right to elect two directors shall be unaffected by any default by the Corporation in the payment of dividends to holders of Series C Preferred Stock, subject to any additional rights afforded such holders in the event of such a default under the 1940 Act, including Section 18 thereof.  In addition to any approval by stockholders that might otherwise be required, the approval of the holders of two-thirds of any outstanding Series C Preferred Stock, voting separately as a class, shall be required to (i) create any senior equity security or (ii) adopt any charter or bylaw amendment that would materially affect existing terms of the Series C Preferred Stock.   The approval of the holders of a majority of any outstanding Series C Preferred Stock, voting separately as a class, shall be required to, among other actions, (i) adopt any plan of reorganization that would adversely affect the Series C Preferred Stock, (ii) create any pari passu security, (iii) increase the amount of authorized shares of Series C Preferred Stock, or (iv) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Corporation’s subclassification as a closed-end investment company or changes in its fundamental investment restrictions.

(3) Dividends.

(a)
The holders of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative cash dividends at the annual rate of 2.75% per share (computed on the basis of a 360-day year consisting of twelve 30-day months) of the initial liquidation preference of $25.00 per share on the Series C Preferred Stock and no more, payable quarterly on March 31, June 30, September 30 and December 31 in each year (each, a “Dividend Payment Date”), commencing as of the last Business Day of the first full calendar quarter immediately following the issuance of this Series C Preferred Stock (or if any such day is not a Business Day (as defined below), then on the next succeeding Business Day), to holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation at the close of business on the date designated by the Board for the payment of dividends, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Series C Preferred Stock in payment of dividends.  “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the New York, New York are authorized or obligated by law to close.

(b)
Dividends on shares of Series C Preferred Stock shall accumulate from the date on which the first such shares of Series C Preferred Stock are originally issued (“Date of Original Issue”).  Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period”.  Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date.

(c)
For so long as shares of Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares of capital stock, if any, ranking junior to the Series C Preferred Stock as to dividends) with respect to Common Stock or any other shares of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends, unless (i) immediately after such transaction the Corporation would have asset coverage of at least 200% after deducting the amount of such dividend or distribution, as the case may be, (ii) full cumulative dividends on the Series C Preferred Stock due on or prior to the date of the transaction have been declared and paid and (iii) the Corporation has redeemed the full number of shares of Series C Preferred Stock required to be redeemed by any provision for mandatory redemption contained in these Articles Supplementary.

(4) Liquidation Rights.

(a)
Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Corporation, but before any distribution or payment shall be made in respect of Common Stock, an amount equal to the liquidation preference with respect to such shares.  The liquidation preference for the Series C Preferred Stock shall be $25.00 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Dividend Disbursing Agent (as defined below).  In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Series C Preferred Stock will not be added to the Corporation’s total liabilities.  “Dividend Disbursing Agent” means American Stock Transfer & Trust Company, LLC, unless and until another entity appointed by a resolution of the Board enters into an agreement with the Corporation to serve as Dividend Disbursing Agent.

(b)
If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all preferred stock of the Corporation, including the Series C Preferred Stock, then outstanding shall be insufficient to permit the payment in full to the holders thereof of the amounts to which they are entitled, then the available assets shall be distributed among such holders ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.

(c)
Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of Series C Preferred Stock of the liquidation distribution to which they are entitled, (i) no dividend or other distribution shall be made to the holders of Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Series C Preferred Stock upon dissolution, liquidation or winding up and (ii) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Series C Preferred Stock upon dissolution, liquidation or winding up.

(d)
After payment to the holders of preferred stock of the full preferential amounts provided for in this Section 4, the holders of preferred stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(e)
Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with the Series C Preferred Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Stock as provided in Section 4(a), but not prior thereto, any other series or class or classes of stock ranking junior to the Series C Preferred Stock with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

(5) Optional and Mandatory Redemption by the Corporation.

(a)
Until the mandatory redemption date set forth below in Section 5(b), at any time following the second anniversary of the expiration of the offer to purchase the Series C Preferred Stock, the Board may, in its sole discretion, redeem all or any part of the then outstanding shares of Series C Preferred Stock at $25.00 per share.  Under such circumstances, the Corporation shall provide no less than 30 days nor more than 90 days notice to the holders of Series C Preferred Stock that, unless such shares have been converted in accordance with Section 6 by a certain date, the shares will be redeemed.  In connection with such redemption, holders would receive payment for all declared and unpaid dividends on the shares of Series C Preferred Stock as of the date of redemption, but after the redemption, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the Series C Preferred Stock.

(b)
On the fifth (5th) anniversary of the Date of Original Issue, in accordance with the notice procedures set forth below, the Corporation shall, to the extent permitted by the 1940 Act and the MGCL, redeem all but not less than all outstanding shares of Series C Preferred Stock at a redemption price per share payable in cash equal to $25.00 together with accumulated dividends thereon to the date fixed for redemption.

(c)
Notice of any redemption pursuant to this Section shall be sent by or on behalf of the Corporation at least 30 days and not more than 90 days before the date fixed for redemption, by first class mail, postage prepaid, to all holders of record of Series C Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective.  In addition to any information required by law, such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the procedures that the holders must follow to redeem such shares, and (iv) that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

(d)
If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of twelve (12) months  from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(e)
The Corporation shall set aside sufficient funds to redeem all the shares of the Series C Preferred Stock in accordance with this Section 5 in order to terminate the rights of the holders of the Series C Preferred Stock in advance of the redemption date. To the extent that any redemption for which notice has been provided is not made by reason of the absence of legally available funds therefor in accordance with hereby and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available.

(f)
In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(6) Conversion Rights.

(a)
Right to Convert by Holders.  Until the mandatory redemption date set forth in Section 5 and subject to the adjustments contemplated by Section 7 hereof, shares of Series C Preferred Stock may be presented for conversion, in whole or in part, at any time after the issuance thereof until the close of business on the last trading day prior to the date fixed for redemption of such shares or the liquidation, dissolution or winding up of the Corporation, by the holder thereof, without the payment of any additional consideration, into shares of Common Stock.  Any such exercise shall be made in accordance with Section 6(c) and shares of such Common Stock shall be issued at such time as set forth in Section 6(d). Each share of Series C Preferred Stock initially shall be convertible into shares of Common Stock at a conversion rate equivalent to a conversion price of $20.50 per share of Common Stock (which is a ratio of 1.2195 shares of Common Stock for each share of Series C Preferred Stock held).  The conversion right is a secondary attribute which is included to enhance the terms upon which the Corporation is able to issue the Series C Preferred Stock. Upon conversion, any accumulated dividends shall, in the Corporation’s discretion, be payable in the form of either shares of Common Stock (valued at the closing price of the Common Stock on the Business Day prior to the date of conversion) or cash, but after the conversion, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of this Series C Preferred Stock.

(b)
Mandatory Conversion.  If, at any time from and after the Date of Original Issue, the market price of the Common Stock is equal to or greater than $23.75 per share (as adjusted for dividends or other distributions made to or on behalf of the holders of the Common Stock), the Board may, at its option, require the holders of Series C Preferred Stock to convert all or any part of their shares of Series C Preferred Stock into shares of Common Stock at a conversion rate equivalent to a conversion price of $20.50 per share of Common Stock (which is a ratio of 1.2195 shares of Common Stock for each share of Series C Preferred Stock, subject to adjustment upon the occurrence of certain events (a “Mandatory Conversion”).  The Corporation may exercise its right to require conversion under this Section 6(b) by delivering within not more than ten (10) trading days following the date on which the market price of the Common Stock is equal to or greater than $23.75 per share (as adjusted for dividends or other distributions made to or on behalf of the holders of the Common Stock) a written notice thereof to all, but not less than all, of the holders of Series C Preferred Stock and the Corporation’s transfer agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall state (i) the trading day selected for the Mandatory Conversion in accordance herewith (the “Mandatory Conversion Date”), and (ii) the number of shares of Common Stock to be issued to the holder on the Mandatory Conversion Date.  The mechanics of conversion set forth in Section 6(b) shall apply to any Mandatory Conversion as if the Corporation and the transfer agent had received from the holder on the Mandatory Conversion Date a Conversion Notice (as defined below).  In connection with such Mandatory Conversion, holders would receive payment for all declared and unpaid dividends on the shares of Series C Preferred Stock as of the Mandatory Conversion Date, but after the Mandatory Conversion, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the Series C Preferred Stock.

(c)
Exercise of Right to Convert.    The right to convert shares of Series C Preferred Stock into shares of Common Stock may be exercised by the holder of Series C Preferred Stock only by delivering a written notice to convert to the Corporation’s transfer agent stating that the holder elects to convert all or a stated number of shares of the Series C Preferred Stock into shares of Common Stock and identifying the name or names (with address and social security or taxpayer identification number) in which the shares of Common Stock issuable upon such conversion shall be issued (each, a “Conversion Notice”).  Notwithstanding the foregoing, the Conversion Notice shall comply with the applicable procedures of Depository Trust Company (“DTC”).

(d)
Issuance of Shares. As soon as reasonably practicable following the next Dividend Payment Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder the number of duly authorized and issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Series C Preferred Stock so converted shall be entitled in accordance with the procedures of DTC applicable to stock represented by a global stock certificate.

(e)	Effect of Conversion.

(i) Any conversion of shares of the Series C Preferred Stock made pursuant to Section 6(a) shall be deemed to have been made at the close of business on the date the Corporation receives the Conversion Notice, and the rights of the holder thereof with respect to the shares of Series C Preferred Stock being converted shall cease, except that the holder thereof shall thereafter have and retain (A) the right to receive shares of Common Stock in respect of the converted shares of Series C Preferred Stock in accordance with Section 6(d) and (B) the right to vote such shares of Series C Preferred Stock in connection with any matters submitted to a vote of the stockholders or to receive distributions with respect to such shares of Series C Preferred Stock, in either case as to which the applicable record date established by the Board for determining stockholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the date on which such holder shall have delivered the Conversion Notice to the Corporation.  The Person(s) (as defined below) entitled to receive the shares of Common Stock upon the conversion of the shares of Series C Preferred Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock as of the close of business on the date such shares are converted.  “Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.

(f)
No Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon conversion of any shares of Series C Preferred Stock into Common Stock.  If any fractional share of Common Stock would be issuable upon the conversion of any share or shares of Series C Preferred Stock but for the provisions of the first sentence of this Section 6(f), the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the shares of Series C Preferred Stock surrendered for conversion an amount in cash equal to the current market price of such fractional share.

(7) Adjustments to the Conversion Rate.  In the event the Corporation shall make or declare, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or other distribution payable in cash or Common Stock or authorize any split or reverse split of the Common Stock, the Conversion Rate shall be adjusted accordingly.  In addition, the Board of Directors may determine, in its sole discretion, it to be in the best interests of the Corporation to adjust the Conversion Rate in other instances.

(8) Reports of Adjustments.  Upon any adjustment of the Conversion Rate, the Corporation shall give written notice thereof to each holder of shares of Series C Preferred Stock, which notice shall state the adjusted Conversion Rate and setting forth in reasonable detail the facts requiring such adjustment and the method upon which such adjustment was made, and the effective date of such adjustment.

(9) Previously Designated Series of Preferred Stock. All previously designated series of preferred stock having been converted or redeemed by the Corporation are no longer outstanding.  Accordingly, all such previously designated series of preferred stock are hereby terminated.

(10) Notices.  Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in cash or stock or other securities or make any other distribution to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, a notice stating (A) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution and (B) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.

(11) Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the shares of Series C Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock.

(12) No Reissuance of Converted Shares.  Each share of Series C Preferred Stock converted by the holder thereof into shares of Common Stock as provided herein shall be canceled and retired and shall not be reissued.

(13) Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series C Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the shares of Series C Preferred Stock in any manner which interferes with the timely conversion of the shares of Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(14) Rank.  The shares of the Series C Preferred Stock shall rank prior to all shares of any other class or series of capital stock of the Corporation, unless such other class or series by its terms ranks senior to the shares of Series C Preferred Stock, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

THIRD: The Series C Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH:                          These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of September, 2021.

SPECIAL OPPORTUNITIES FUND, INC.

By: /s/ Andrew Dakos
Name:	Andrew Dakos
Title:	President

ATTEST:

By: /s/ Phillip Goldstein
Name:  Phillip Goldstein
Title:    Secretary

Credit Card ______ Check ✓ Cash ______

______ Documents on ______ Checks

Approved By: 16

Keyed By: ______

COMMENT(S):

Code 049

Attention: ______

Mail: Names and Address

______

______

______

______

Stamp Work Order and Customer Number HERE

CUST ID:0003871979
WORK ORDER:0005088554
DATE:10-05-2021 10:07 AM
AMT. PAID:$576.00